Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-123370 on Form S-8 of our report dated March 21, 2013, relating to our audit of the consolidated financial statements and the financial statement schedule, appearing in this Annual Report on Form 10-K of Paulson Capital Corp. for the years ended December 31, 2012 and 2011.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
March 21, 2013